Exhibit 5.2.8

[Letterhead of Lewis, Rice & Fingersh, L.C.]

June 9, 2010

The McClatchy Company

2100 Q Street

Sacramento, California 95816

Re:	The McClatchy Company – Exchange Notes

Ladies and Gentlemen:

We have acted as special Missouri counsel to The McClatchy Company, a Delaware corporation (the “Company”), and its Missouri subsidiaries, Belton Publishing Company, Inc., Cass County Publishing Company, HLB Newspapers, Inc., and Lee’s Summit Journal, Incorporated (each a “Subsidiary Guarantor” and, together with the Company and certain other subsidiary guarantors, the “Registrants”), in connection with the filing by the Registrants with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2017 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by the Subsidiary Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees” and, together with the Outstanding Guarantees, the “Guarantees”). The Exchange Notes and the Exchange Notes Guarantees to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities.” The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”), among the Company, the Subsidiary Guarantors, certain other guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with this opinion, we have examined copies of the following:

D-1 Certificate of Good Standing, dated June 2, 2010, for Belton Publishing Company, Inc. from the Missouri Secretary of State;

D-2 Certificate of Good Standing, dated June 2, 2010, for Cass County Publishing Company from the Missouri Secretary of State;

D-3 Certificate of Good Standing, dated June 2, 2010, for HLB Newspapers, Inc. from the Missouri Secretary of State;

D-4 Certificate of Good Standing, dated June 2, 2010, for Lee’s Summit Journal, Incorporated from the Missouri Secretary of State.

(The documents in D-1 through D-4 above are referred to collectively as the “Certificates.”)

D-5 Action by Unanimous Written Consent of the Board of Directors of Belton Publishing Company, Inc., dated February 1, 2010;

D-6 Action by Unanimous Written Consent of the Board of Directors of Cass County Publishing Company, dated February 1, 2010;

D-7 Action by Unanimous Written Consent of the Board of Directors of HLB Newspapers, Inc., dated February 1, 2010;

D-8 Action by Unanimous Written Consent of the Board of Directors of Lee’s Summit Journal, Incorporated, dated February 1, 2010;

(The documents in D-5 through D-8 above are referred to collectively as the “Resolutions.”)

D-9 the Registration Statement;

D-10 the Registration Rights Agreement, dated as of February 11, 2010, by and among the Company, the Subsidiary Guarantors, certain other guarantors, and the initial purchasers listed therein;

D-11 the Indenture;

D-12 specimens of the certificates representing the Exchange Notes and the Exchange Notes Guarantees, included as exhibits to the Indenture

D-13 the other documents delivered by or on behalf of the Company, the Subsidiary Guarantors and the Trustee as of the date hereof in connection with the delivery of the Securities.

(The documents in D-9 through D-13 above are referred to collectively as the “Transaction Documents.”)

We have also examined such certificates, documents, and records as we deem relevant in rendering this opinion, including, but not limited to, the respective Certificates of Incorporation, Bylaws of each Subsidiary Guarantor, and the Secretary’s Certificate of each Subsidiary Guarantor and all Exhibits and Schedules attached thereto, executed in connection with the Transaction Documents. We have relied upon the certificates of public officials and corporate officers with respect to the accuracy of all matters contained therein.

For purposes of this opinion, we have assumed, without investigation: (1) the legal capacity of each natural person, except a Subsidiary Guarantor; (2) the full power and authority of each person, except a Subsidiary Guarantor, to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered, and to do each other act heretofore done or hereafter to be done by such person; (3) the due authorization, execution and delivery by each person, except a Subsidiary Guarantor, of each document heretofore executed and delivered or hereafter to be executed and delivered by such person; (4) the legality, validity, binding effect and enforceability as to each person of each document heretofore executed and delivered or hereafter to be executed and delivered, including the Transaction Documents, and of each other act heretofore done or hereafter to be done by such person; (5) the genuineness of each signature and the completeness of each document submitted to us as an original; (6) the conformity to the original of each document submitted to us as a copy; (7) the authenticity of the original of each document submitted to us as a copy; (8) no modification of any provision of any document nor waiver of any right or remedy; (9) no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith; (10) that all parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; (11) that in approving the Transaction Documents, the directors of each Subsidiary Guarantor acted in good faith and without violating their fiduciary requirements to the respective Subsidiary Guarantors; (12) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; and (13) that the Exchange Notes will be duly authenticated by the Trustee.

The opinions hereafter expressed are based upon: (1) our review of the Certificates, Resolutions, Certificates of Incorporation and Bylaws of each Subsidiary Guarantor, and Transaction Documents and (2) discussions with those of our attorneys who have knowledge of the matters contained herein. As to questions of fact material to our opinion which have not been independently established, we have relied upon, without independent verification, the accuracy of the relevant facts stated in certificates or comparable documents of the officers of the Subsidiary Guarantors and representations made in the Transaction Documents. Except as set forth herein, we have not undertaken any investigation to determine the existence or status of such matters nor have we made any independent investigations as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished by Subsidiary Guarantors to us. Although we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions set forth herein are unwarranted or that any information supplied in this letter is wrong. The term “actual knowledge” or words of similar import as used in this letter means the conscious awareness at the time this letter is delivered on the date it bears.

Our opinions contained herein are limited to the laws of the State of Missouri and the laws of the United States of America.

We express no opinion as to whether a subsidiary may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its parent except to the extent such subsidiary may be determined to have received a benefit from the incurrence of such indebtedness by its parent, or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by parent are directly or indirectly made available to such subsidiary for its corporate purposes.

The opinions hereafter expressed are qualified to the extent that the validity of the authorization, execution or delivery of the Transaction Documents may be subject to or affected by: (1) any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, receivership, moratorium or similar statute, regulation or other law affecting the enforcement of creditors’ rights and remedies; (2) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of general principles of equity; and (3) any fraudulent conveyance, preferential transfer, equitable subordination or similar law.

Use of the term “to our knowledge” and words of similar import means that, during the course of representation as described herein, no information has come to the attention of the attorneys involved in the transactions described herein which gave such attorneys actual knowledge of the existence of the matter as so qualified. Except as set forth herein, we have not undertaken any investigation to determine the existence or status of such matters nor have we made any independent investigations as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished by Subsidiary Guarantors.

These opinions are limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

Based upon the foregoing, we are of the opinion that:

1.	Based solely upon the Certificates, each Subsidiary Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is in good standing under such laws as of the respective dates of the Certificates.

2.	Each Subsidiary Guarantor has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantees to which it is a party and to carry out and perform its obligations under the terms of the Exchange Notes Guarantees to which it is a party.

3.	All corporate action on the part of each Subsidiary Guarantor, its directors and shareholders necessary for the authorization, execution and delivery of the Exchange Notes Guarantees to which it is a party, and the performance by each Subsidiary Guarantor of its obligations under the Exchange Notes Guarantees to which it is a party, has been taken.

The opinions expressed in this opinion letter are limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein. In addition, each of the opinions expressed herein is subject to each of the following qualifications and limitations:

Q-1 The opinions expressed by us herein are expressly limited to the laws of the State of Missouri, and where applicable, the laws of the United States of America. We express no opinion concerning the applicability to any party or the Transaction Documents of national, state and local laws, rules, regulations, or ordinances of any other nation, state or jurisdiction to the extent the laws of any other state apply with respect to the opinions expressed herein, we have assumed that the laws of such other state are identical to the laws of the State of Missouri in all respects.

Q-2 Our opinions are subject to (1) limitations imposed by general principles of equity, and any fraudulent conveyance, preferential transfer, equitable subordination or similar law, and to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, and other laws relating to or affecting the rights of creditors generally; and (2) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of general principles of equity.

Our opinion is rendered solely for your benefit in connection with the Registration Statement. It may not be relied upon by, nor may copies be delivered to, any other person or used for any other purpose without our prior written consent. Our opinion is based upon a state of facts and the law existing and in effect on the date hereof, and we assume no obligation to, and will not, revise, supplement or update this opinion in any respect at any time subsequent to the date thereof.

Very truly yours,

/s/ Lewis, Rice & Fingersh, L.C.

Lewis, Rice & Fingersh, L.C.

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